Exhibit 10.3
Employment Agreement
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of August 15, 2005 (“Effective Date”), by and between THORATEC CORPORATION, a California corporation (the “Company”), and Jeffrey Nelson (“Employee”).
          THE PARTIES AGREE AS FOLLOWS:
     1. Position and Duties.
          1.1 Title. During the term of this Agreement, Employee shall serve as the President, Cardiovascular Division of the Company, subject to policies of the Company and the terms and conditions of this Agreement. If there is any conflict between this Agreement and any written Company policy, this Agreement shall control.
          1.2 Duties. Employee agrees that he shall perform, to the best of his ability, the employment duties assigned to him by the Company, and shall devote his full time and attention, with undivided loyalty, to the business and affairs of the Company while employed pursuant to this Agreement. Employee shall report to the Chief Executive Officer of the Company.
     2. Compensation.
          2.1 Base Salary. Effective as of the date of this Agreement, the Employee shall receive for his services under this Agreement an annual base salary of three hundred and five thousand ($305,000) dollars. Employee shall not be eligible for any further merit increase in base salary until January of 2007.
          2.2 Annual Target Bonus. Employee will be eligible for an annual incentive bonus equal to a target amount of seventy (70%) percent of Employee’s base salary. Such annual incentive bonus shall be subject to the achievement of certain individual and corporate objectives, as shall be annually established by the Company’s Chief Executive Officer, as well as to the terms and conditions of the Company’s incentive compensation plan applicable to executive officers.
          2.3 Incentive Bonus. Employee shall receive a one-time incentive bonus in a total aggregate amount equal to one-hundred and fifty percent (150%) of Employee’s annual base salary (the “Incentive Bonus”), payable as follows: (i) one-half the Incentive Bonus shall be paid upon the six (6) months anniversary of the hire date of a new chief executive officer of the Company, and (ii) one-half the Incentive Bonus shall be paid on the twelve (12) months anniversary of the Effective Date of this Agreement (each such date a “Bonus Payment Date”), provided that Employee is still employed with the Company on the Bonus Payment Date. Notwithstanding anything in the foregoing to the contrary, if Employee is not employed by the Company on a Bonus Payment Date due to an involuntary termination (other than for Cause) or voluntarily for Good Reason (as such terms are defined herein), the unpaid portion of the Incentive Bonus will be paid to Employee on the effective date of such termination. If Employee is not an employee of the Company for any other reason as of a Bonus Payment Date, Employee will not be eligible to receive the Incentive Bonus payment that otherwise would have been paid on such Bonus Payment Date.
          2.4 Stock Options. Employee shall be eligible for periodic grants of stock options, as may be approved by the Board of Directors. Stock options must be exercised within the time period specified in the Option Agreement and the Company’s Stock Option Plan.
     3. Benefits.
          3.1 Benefits Generally. Employee shall be eligible to continue participate in such of the Company’s benefit plans as are generally available to senior officers of the Company, including, without limitation, medical, dental, life and disability insurance plans.
     4. Outside Employment.
          4.1 Other Affiliations. Employee shall not perform consultation or other services for any other company, corporation, or other commercial enterprise (other than for subsidiaries or affiliates of the Company), during the term of Employee’s employment under this Agreement, unless Employee has received written approval to do so from the Chief Executive Officer.
          4.2 Conflict of Interest. Employee warrants that (a) Employee is not obligated under any other employment, consulting, or other agreement which would affect the Company’s rights or Employee’s duties under this Agreement, and (b) this Agreement is not in conflict with Employee’s commitments to any party.
     5. Confidentiality. Employee warrants that he is obligated under the Company Employee Confidential Information and Inventions Agreement as previously signed.
     6. Term. This Agreement shall have a term of four (4) years commencing on the Effective Date, unless extended or terminated sooner in accordance with the terms provided herein.
     7. Separation Benefits.
          7.1 Employment At Will. Employee understands and agrees that employment with the Company is “at will”, which means that either Employee or the Company may, subject to the terms of this Agreement, terminate the employment relationship at any time with or without cause. The Company may terminate Employee’s employment For Cause or Other Than For Cause immediately upon notice to Employee. Employee may terminate his employment for any reason upon 30 days’ written notice to the Company of such termination. If this Agreement is terminated by the Company For Cause or by the Employee (except for “Good Reason” after a Change of Control), Employee shall receive no separation benefits or other severance benefits of any kind.
          7.2 Termination of Employee Without Cause. If the Employee’s employment is involuntarily terminated by the Company (other than for Cause) and the Employee has not declined another comparable position with the Company, an affiliate of the Company, or a successor or assignee of the Company, the Employee shall be paid a standard severance pay benefit equal to one (1) times the Employee’s then-current annual base salary. Such amount shall be payable in a cash lump sum as soon as reasonably practicable after the Employee’s termination of employment.
          7.3 Termination of Employee After a Change of Control or for Good Reason. Notwithstanding Section 7.2, if the Employee would otherwise have been entitled to benefits pursuant to Section 7.2 but his involuntary termination of employment by the Company occurs within eighteen (18) months after a Change of Control, or if the Employee terminates his employment with the Company for Good Reason during such period, the Employee shall be paid in lieu of the standard severance pay benefit described in Section 7.2 a Change of Control severance pay benefit equal to two (2) times the Employee’s then-current annual base salary plus two (2) times the greatest of (a) the target bonus for the year preceding the year in which the Employee’s termination occurs, (b) the actual bonus for such prior year, or (c) the target bonus for the year in which the termination of employment occurs. Such amounts shall be payable in a cash lump sum as soon as reasonably practicable after the Employee’s termination of employment.
          7.4 COBRA Benefit. If the Employee is entitled to receive benefits pursuant to Section 7.2 or 7.3, and if the Employee elects “COBRA” as provided by the Company’s group health plan, then the Company shall pay in one lump sum payment at the time of any other payments pursuant to Section 7.2 or 7.3, an amount equal to the monthly amount paid by the Company immediately before termination of employment for the Employee’s health coverage multiplied by (i) one (1), if benefits are paid pursuant to Section 7.2, or (ii) twelve (12) if benefits are paid pursuant to Section 7.3.
          7.5 Accelerated Vesting of Stock Options. In the event that the Employee is terminated for any of the reasons described in sections 7.2 or 7.3, in addition to any other right or privilege hereunder, any options to purchase Company common stock that have been granted to Employee by the Company as of the date hereof or that may be granted in the future (collectively, the “Stock Options”) that are outstanding, but not yet exercisable, in whole or in part, as of the effective date of such termination, shall become fully vested and exercisable effective on the last day of Employee’s employment with the Company and shall be otherwise exercisable in accordance with the terms of the stock option grant and applicable Company stock option plan.
          7.6 Definitions. For purposes hereof, the following terms have the following meanings:
               (a) “Cause” shall mean (A) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee that is intended to result in substantial personal enrichment of Employee, (B) Employee’s conviction of a felony which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, or (C) continued willful violations by Employee of Employee’s obligations to the Company after there has been delivered to Employee a written demand for performance from the Company that describes the basis for its belief that Employee has not substantially performed his duties.

               (b) “Change of Control” shall mean the occurrence of any of the following events: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (B) the consummation of a sale of substantially all of the Company’s assets; or (C) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Company Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (x) are directors of the Company as of January 1, 2004 or (y) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (A), (B), or (C) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
               (c) “Good Reason” shall mean any material reduction in the duties or salary or bonus opportunity of the Employee or a requirement that the Employee work at a facility more than 25 miles from the Company’s current headquarters in Pleasanton, California.
          7.7 Gross-Up for Excise Tax. In the event that any payment hereunder to or for the benefit of Employee (determined without regard to any additional payment required under this paragraph) (a “Payment”) is subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Employee shall be paid an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
          7.8 Benefits Subject to Execution of Waiver of Claims. Employee shall not be entitled to receive any amount pursuant to this Section 7 unless Employee executes a release of claims in a form acceptable to the Company at the time specified by the Company.
          7.9 Exclusivity of Agreement. The benefits provided hereunder are in lieu of any other severance-type benefits provided by the Company under any other plan, agreement, arrangement or policy.
          7.10 Section 409A Compliance. The parties intend that any separation benefits described in this Section 7 or other compensation under this Agreement be paid in compliance with Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments. The parties agree to modify this Agreement, the timing (but not the amount(s)) of the separation benefits or both to the extent necessary to comply with Section 409A.
     8. Non-disparagement. Except as required by law or legal process, Employee agrees not to disparage any aspect of the Company or its successors or assigns, including but not limited to its officers, management, employees and products.
     9. Injunctive Relief. Employee acknowledges that damages will not be an adequate remedy in the event of a breach of any of Employee’s obligations under Sections 4, 5 or 8 of this Agreement. Employee therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach of this Agreement. Employee hereby submits to the jurisdiction and venue of the courts of the State of California and the Federal Courts of the United State of America located within the County of Alameda for purposes of any such action. Employee further agree that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to his address as last appearing on the records of the Company.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.
     11. Notice. Any notice or communication under this Agreement shall be in writing and shall be given by personal delivery, facsimile or Unites States mail, certified or registered with return receipt requested, postage prepaid, and shall be deemed to have been duly given three business days after the mailing if mailed, or upon receipt if delivered personally, or the first business day after transmission if sent by facsimile, to the other party at the following addresses, or such other address as one party may from time to time give the other in writing:

If to the Company:	Thoratec Corporation
Attention: Vice President of Human Resources
6035 Stoneridge Drive
Pleasanton, CA 94588
Tel: (925) 847-8600, Fax: (925) 847-8574

If to Employee:	Jeffrey Nelson
c/o Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Tel: (925) 847-8600, Fax: (925) 847-8574

     12. Survival of Certain Agreements. The covenants and agreements contained in Sections 5 and 8 of this Agreement shall be continuous and survive the termination of this Agreement and shall remain in full force and effect regardless of the cause of such termination.
     13. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     15. Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the procedural and substantive laws of the State of California, without reference to principles of conflicts of law.
     16. Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
     17. Withholding. The Company may withhold from any amounts payable to the Employee hereunder all federal, state, local, and other withholdings and similar taxes and payments required by applicable law or regulation.
     18. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to render it enforceable.
     19. Entire Agreement and Modifications. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter, and supersedes and replaces in its entirety the Separation Benefits Agreement executed by Employee on February 15, 2005, and the offer letter from the Company to Employee dated July 6, 2002. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Employee and a duly authorized officer of the Company.
     20. Advice of Counsel. Employee acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as Employee deems appropriate in connection with this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date set forth in the first paragraph above.

THORATEC CORPORATION
By:	/s/ D. Keith Grossman
D. Keith Grossman
President and Chief Executive Officer

AGREED:
/s/ Jeffrey Nelson
Jeffrey Nelson